BBSI Reports First Quarter 2012 Financial Results

VANCOUVER, Washington, April 24, 2012 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights vs. Same Year-Ago Quarter

•	Net revenues up 20% to $82.4 million
•	Gross revenues up 31% to $432.1 million
•	Net loss of $2.2 million or $(0.22) per common share, compared to net income of $5.5 million or $0.54 per common share
•	Non-GAAP net loss of $1.9 million or $(0.19) per common share, compared to non-GAAP net loss of $2.0 million or $(0.19) per common share

First Quarter 2012 Financial Results

Net revenues in the first quarter of 2012 increased 20% to $82.4 million, compared to $68.8 million in the first quarter of 2011.

Total non-GAAP gross revenues in the first quarter of 2012 increased 31% to $432.1 million, compared to $331.1 million in the first quarter of 2011 (see “Reconciliation of Non-GAAP Financial Measures” below). The improvement was attributed primarily to the net increase in the Company’s Professional Employer Organization (PEO) clients and same-store-sales.

Net loss for the first quarter of 2012 was $2.2 million or $(0.22) per common share, compared to net income of $5.5 million or $0.54 per common share in the same year-ago quarter. The first quarter of 2012 included $460,000 of incremental legal and professional fees associated with the response to requests for a special stockholders meeting. Excluding these fees, non-GAAP net loss for the first quarter of 2012 was $1.9 million or $(0.19) per common share. The first quarter of 2011 included $10.0 million of key man life insurance proceeds received following the passing of the Company’s former president and CEO, certain incremental costs associated with the CEO transition and the benefit of a lower annual effective income tax rate. Excluding these items, non-GAAP net loss for the first quarter of 2011 was $2.0 million or $(0.19) per common share (see “Reconciliation of Non-GAAP Financial Measures” below). Additionally, the net loss in both periods is due primarily to the seasonally higher burden of employment taxes during the first quarter of the Company’s fiscal year.

On March 31, 2012, the Company’s cash, cash equivalents and marketable securities totaled $67.9 million, compared to $81.8 million at December 31, 2011. During the first quarter of 2012, BBSI completed the repurchase of 2.5 million common shares from the Estate of William W. Sherertz, which represents all the common shares held by the estate of the Company’s former president and CEO, as well as 500,000 common shares from Nancy Sherertz, for a combination of $24.9 million in cash and $34.8 million of nonconvertible, non-voting, redeemable preferred stock for an aggregate purchase price of approximately $59.7 million or $20.00 per common share. The Company continues to carry no bank debt.

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Management Commentary

“The solid revenue and new client momentum we built throughout 2011 was carried into the first quarter of 2012,” said Michael Elich, president and CEO of BBSI. “As we move through 2012, we are confident in our ability to sustain this momentum. We expect our referral networks will enable us to continue to build width within our client base and expand our revenues. Given the depth of our client pipeline and our strong client retention, we plan to continue to invest in our infrastructure and human capital throughout the year. Ultimately, we are making these investments to support a much larger and more mature organization that can better serve our clients. We are confident that this strategy remains well on track.”

Second Quarter 2012 Outlook

For the second quarter of 2012, the Company expects gross revenues to range between $453 million and $459 million, compared to $366.9 million for the second quarter of 2011. Diluted income per common share in the second quarter of 2012 is expected to range between $0.43 and $0.46, compared to diluted income per common share of $0.34 in the same year-ago quarter. Diluted income per common share in the second quarter of 2011 included a favorable income tax rate benefit related to the effect of a much lower annual effective income tax rate attributable to the life insurance proceeds as previously discussed. Without this benefit, diluted income per common share in the second quarter of 2011 was $0.28. The range of anticipated diluted earnings per common share for the second quarter of 2012 excludes an accrual of a dividend on the redeemable preferred stock as the Company currently plans to redeem the preferred stock in full before September 28, 2012, in which event no dividend would be payable. A reconciliation of expected gross revenues to expected GAAP net revenues for the second quarter of 2012 is not included because PEO revenues and the cost of PEO revenues for the period cannot be reasonably estimated.

Conference Call

BBSI will host a conference call tomorrow, Wednesday, April 25, 2012 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its first quarter 2012 results. The Company’s President and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Wednesday, April 25, 2012

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Dial-In Number: 1-877-941-2068

International: 1-480-629-9712

Conference ID#: 4530818

The conference call will be broadcast live and available for replay at http://viavid.net/dce.aspx?sid=000095EA and via the investor relations section of the Company's website at www.barrettbusiness.com.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until May 25, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4530818

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues and non-GAAP net income.

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The Company reports its PEO revenues on a net basis because it is not the primary obligor for the services provided by the Company’s PEO clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)
	First Quarter Ended
(in thousands)	March 31,
	2012	2011
Revenues:
Staffing services	$26,210	$28,332
Professional employer services	405,851	302,734
Total revenues	432,061	331,066
Cost of revenues:
Direct payroll costs	366,934	282,642
Payroll taxes and benefits	42,992	31,763
Workers' compensation	15,578	11,063
Total cost of revenues	425,504	325,468
Gross margin	$6,557	$5,598

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended March 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2012	2011	2012	2011	2012	2011
Revenues:
Staffing services	$26,210	$28,332	$-	$-	$26,210	$28,332
Professional
employer services	405,851	302,734	(349,639)	(262,297)	56,212	40,437
Total revenues	$432,061	$331,066	$(349,639)	$(262,297)	$82,422	$68,769
Cost of revenues	$425,504	$325,468	$(349,639)	$(262,297)	$75,865	$63,171

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The Company is presenting non-GAAP net income because it believes it is more reflective of its actual operating results. A reconciliation of GAAP net income (loss) to non-GAAP operating performance is provided in the tables below:

	(Unaudited)
(in thousands, except per share amounts)	First Quarter Ended
	March 31, 2012
	GAAP	Adjustments	non-GAAP
Selling, general and administrative expenses	$9,762	$(460)	$9,302
Loss before taxes	(3,338)		(2,878)
Benefit from income taxes	(1,125)	(155)	(970)
Net loss	$(2,213)		$(1,908)
Basic loss per common share	$(0.22)		$(0.19)
Weighted average basic common shares outstanding	9,875		9,875
Diluted loss per common share	$(0.22)		$(0.19)
Weighted average diluted common shares outstanding	9,875		9,875

	(Unaudited)
(in thousands, except per share amounts)	First Quarter Ended
	March 31, 2011
	GAAP	Adjustments	non-GAAP
Selling, general and administrative expenses	$8,827	$(150)	$8,677
Life insurance proceeds	10,000	(10,000)	–
Income (loss) before taxes	6,890		(2,960)
Provision for (benefit from) income taxes	1,344	(2,336)	(992)
Net income (loss)	$5,546		$(1,968)
Basic income (loss) per common share	$0.54		$(0.19)
Weighted average basic common shares outstanding	10,201		10,201
Diluted income (loss) per common share	$0.54		$(0.19)
Weighted average diluted common shares outstanding	10,248		10,201

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company's integrated platform is built upon expertise in payroll processing, employee benefits, workers' compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI's partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues and earnings expectations for the second quarter of 2012, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2011 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$38,217	$49,571
Marketable securities	15,872	16,878
Trade accounts receivable, net	53,175	46,520
Income taxes receivable	4,033	4,133
Prepaid expenses and other	4,509	5,897
Deferred income taxes	7,458	5,958
Total current assets	123,264	128,957
Marketable securities	13,829	15,395
Property, equipment and software, net	15,380	15,007
Restricted marketable securities and workers' compensation deposits	9,885	9,923
Other assets	3,024	3,027
Workers' compensation receivables for insured claims	2,720	2,968
Goodwill, net	47,820	47,820
	$215,922	$223,097
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,982	$1,639
Accrued payroll, payroll taxes and related benefits	68,889	52,340
Other accrued liabilities	767	300
Workers' compensation claims liabilities	18,627	18,718
Safety incentives liabilities	6,979	6,321
Total current liabilities	97,244	79,318
Long-term workers' compensation claims liabilities	32,294	30,596
Long-term workers' compensation liabilities for insured claims	1,873	1,879
Deferred income taxes	8,152	8,152
Mandatorily redeemable preferred stock	34,800	–
Customer deposits and other long-term liabilities	1,484	1,497
Stockholders' equity	40,075	101,655
	$215,922	$223,097

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Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)
(in thousands, except per share amounts)	First Quarter Ended
	March 31,
	2012	2011
Revenues:
Staffing services	$26,210	$28,332
Professional employer service fees	56,212	40,437
Total revenues	82,422	68,769
Cost of revenues:
Direct payroll costs	19,652	21,448
Payroll taxes and benefits	42,992	31,763
Workers' compensation	13,221	9,960
Total cost of revenues	75,865	63,171
Gross margin	6,557	5,598
Selling, general and administrative expenses	9,762	8,827
Depreciation and amortization	348	335
Loss from operations	(3,553)	(3,564)
Life insurance proceeds	–	10,000
Other income, net	215	454
(Loss) income before taxes	(3,338)	6,890
(Benefit from) provision for income taxes	(1,125)	1,344
Net (loss) income	$(2,213)	$5,546
Basic (loss) income per common share	$(0.22)	$0.54
Weighted average basic common shares outstanding	9,875	10,201
Diluted (loss) income per common share	$(0.22)	$0.54
Weighted average diluted common shares outstanding	9,875	10,248

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